Exhibit 99.1
PLAYSTUDIOS, Inc. Announces First Quarter Results
First Quarter Revenue of $58.4 million
Net loss of $10.7 million
Consolidated AEBITDA of $3.6 million
Las Vegas, Nevada – May 11, 2026 – PLAYSTUDIOS, Inc. (NASDAQ: MYPS) (“PLAYSTUDIOS” or the “Company”), a developer and publisher of free-to-play mobile and social games and the creator of the playAWARDS loyalty platform,today announced financial results for the first quarter ended March 31, 2026.
Andrew Pascal, Chairman and Chief Executive Officer of PLAYSTUDIOS, said, “Our first quarter results reflected continued pressure on our legacy portfolio, particularly within social casino, but they also reflected meaningful progress in repositioning PLAYSTUDIOS for the future. Over the past several quarters, we have touched virtually every aspect of the Company, simplifying the organization, lowering our cost structure, recomposing leadership teams, integrating new talent in key roles, and focusing our capital and creative energy on the opportunities we believe offer the greatest potential to restore stability and growth. This is far from business as usual, and we believe the Company that is emerging is more focused, more resilient, and better positioned to execute.”
Pascal continued, “Our core portfolio continues to generate positive contribution margins and cash flow, as we focus on efficiency, margin, and reinvestment. We continue to benefit from Reinvention, our earlier cost-savings program, while also advancing Renewal, our broader redesign of the business intended to simplify operations, improve our cost structure, and better align the Company around its most compelling growth opportunities.”
He added, “That progress is also evident in the advancement of our key growth drivers. Tetris Block Party has continued to scale and demonstrate its potential as an important new casual puzzle product. The Win Zone is now live in all currently permissible jurisdictions and continues to evolve into a more complete operating platform. While it remains early, we are encouraged by the progress we are seeing and believe PLAYSTUDIOS is becoming a simpler, sharper, and more growth-oriented company.”
First Quarter Financial Highlights
•Revenue was $58.4 million during the first quarter of 2026, compared to $62.7 million during the first quarter of 2025.
•Net loss was $10.7 million during the first quarter of 2026, representing a net loss margin of 18.3%, compared to net loss of $2.9 million during the first quarter of 2025, representing a net loss margin of 4.6%.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $3.6 million during the first quarter of 2026, representing a margin of 6.1%, compared to $12.5 million during the first quarter of 2025, representing a margin of 19.9%.
•User acquisition expense increased $6.5 million during the first quarter of 2026 compared to the first quarter of 2025, attributed to the investments in our growth initiatives, net of savings in the core business.
•Direct-to-consumer revenue was $12.4 million during the first quarter of 2026, compared to $5.0 million during the first quarter of 2025, representing an increase of 150%.
•Average DAU was 2.1 million, Average MAU was 9.4 million, and ARPDAU was $0.31 during the first quarter of 2026.
•Players purchased approximately 169,000 rewards with a retail value of $15 million through the playAWARDS platform during the first quarter of 2026.
•Cash and cash equivalents were $103.7 million as of March 31, 2026.
Management Commentary Snapshot
•Legacy social casino revenue remained under pressure, consistent with broader category softness and the challenges facing many of the scaled publishers.

•Direct-to-consumer revenue continued to grow and represented a significantly larger percentage of total IAP revenue, supporting improved platform economics and reinforcing the importance of owned-channel monetization.
•The Company continues to manage its core portfolio for contribution, margin, and cash generation while selectively investing in initiatives intended to restore growth.
•Tetris Block Party remains one of the Company’s primary growth priorities, with encouraging monetization, engagement, and payback characteristics.
•The Win Zone continues to improve across key operating metrics, supported by product, segmentation, and monetization enhancements.
•POP! Slots sweepstakes integration remains targeted for late Q22026.
•Renewal is expected to generate an additional $33 million to $39 million of annualized savings once fully implemented.
•The Company intends to adopt a Rule 10b5-1 trading plan and repurchase shares under its remaining authorization.
Market and Operating Update
The consumer gaming market remains challenging and less predictable. Across the mobile gaming ecosystem, publishers continue to operate in a more difficult user acquisition environment, as the adoption of more restrictive data privacy policies by the major platforms has reduced targeting efficiency and put pressure on acquisition cost-to-lifetime value relationships. These dynamics continue to affect the performance in parts of our legacy portfolio.
Within social casino, our focus remains clear: manage the portfolio with discipline, preserve profitability and cash generation where possible, and continue evolving our products to better serve players and improve long-term economics. Within casual gaming, we continue to view our card and puzzle portfolio as an important strategic asset, representing approximately 75% of the Company’s audience and approximately 29% of revenue. We launched Tetris Block Party in December, and it has since scaled its audience to more than 135,000 daily active users while delivering encouraging engagement and monetization.
More broadly, we believe the work underway across the Company is creating a more stable foundation for the business. We have simplified the organization, sharpened strategic priorities, refreshed key parts of the leadership structure, and continued integrating new talent in important roles. Taken together, these actions are intended to improve execution and position the Company more effectively for its next phase.
Cost Structure and Margin Improvement
First quarter results reflect the continued benefits of the Company’s Reinvention program, initiated in the fourth quarter of 2024 and implemented more fully during the first half of 2025. That program generated approximately $29.0 million of annualized operating expense cost savings and helped improve efficiency while enabling reinvestment in strategic growth initiatives. More specifically, these savings enabled over $11 million of increased investment year-over-year in user acquisition and new product development.
The Company is also advancing Renewal, a broader refactoring of the business designed to simplify operations, improve long-term profitability, and reposition the Company for future growth. Renewal includes the closing of 4 of 9 studios, the elimination of 177 positions, the consolidation of products and development teams, the unification of select technologies and tools, reductions in cost of sales, and lower marketing spend. Once fully implemented, management expects these actions to generate an additional $33.0 million to $39.0 million of annualized savings.
Growth Initiatives
PLAYSTUDIOS continues to invest in what it believes are its two primary growth drivers: Tetris Block Party and playSWEEPS.
Tetris Block Party is designed as a more casual and accessible Tetris experience supported by a richer meta-layer designed to improve retention, engagement, and monetization. The game launched in December 2025 and, after four months in market, reached more than 135,000 DAU, with encouraging conversion and monetization characteristics. The Company continues to view Tetris Block Party as one of its most important growth opportunities within casual puzzle and expects to continue investing in the product as resources are reallocated from its restructuring efforts.
PLAYSTUDIOS also continued advancing playSWEEPS, including The Win Zone, which is now live in all currently permissible jurisdictions. The initiative has evolved substantially and now consists of the direct web offering, iOS mobile game, operating tools, and the suite of services needed to operate the program with control and integrity. Management continues to report improvement in certain early engagement and monetization indicators as marketing activities ramp, although it remains too early to forecast the pace or magnitude of growth.
In addition, the Company advanced the development of its planned POP! Slots sweepstakes integration, which will introduce this new value proposition to its long-standing and dedicated players. The beta launch is currently targeted for late Q2 2026, supported by a feature roadmap that will be executed over the balance of the year. Management believes this initiative has the potential to materially enhance the product’s appeal and resulting economics.
AI Enablement
As part of Renewal, PLAYSTUDIOS is continuing to invest in AI infrastructure and adoption. The Company has been an early and active adopter of AI across its development and operating processes and believes broader use of AI-enabled tools and workflows can improve productivity, execution quality, growth, and margins over time.
Share Repurchase Plan
As of March 31, 2026, the Company had $103.7 million of cash and cash equivalents. At recent trading prices, the Company believes its shares imply a negative enterprise value, presenting a compelling opportunity to repurchase stock. Accordingly, the Company intends to adopt a Rule 10b5-1 trading plan during the upcoming open trading window and repurchase shares of its Class A common stock under its remaining $40.0 million of authorization, subject to market conditions, applicable legal requirements, and other considerations.
Outlook
Given the evolving performance of its legacy portfolio and the early-stage nature of its newer initiatives, PLAYSTUDIOS is not providing formal financial guidance at this time. Management remains committed to transparency and intends to continue engaging with investors and analysts regarding the Company’s progress and priorities.
Summary Operating Results

	Three Months Ended March 31,
(in thousands, except percentages)	2026	2025
Net revenues	$58,410	$62,709
Total operating costs and expenses	71,715	65,450
Loss from operations	(13,305)	(2,741)
Net loss	(10,676)	(2,880)
Consolidated AEBITDA	3,571	12,487
Net loss margin	(18.3)%	(4.6)%
Consolidated AEBITDA margin	6.1%	19.9%
About PLAYSTUDIOS, Inc.
PLAYSTUDIOS (Nasdaq: MYPS), creator of the groundbreaking myVIP loyalty program, is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, Tetris Block Party, Solitaire, Spider Solitaire, Sudoku, and its casino-style games such as POP! Slots, myVEGAS Slots, myVEGAS Blackjack, myKONAMI Slots, and myVEGAS Bingo. The myVIP loyalty platform offers its members the richest rewards in gaming and enables them to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Norwegian Cruise Lines, Royal Caribbean Cruise Lines, Virgin Voyages, Topgolf, and Cirque du Soleil, among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit playstudios.com.
Performance Indicators
We manage our business by regularly reviewing several key operating metrics to track historical performance, identify trends in player activity, and set strategic goals for the future. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers’ policies, seasonality, player connectivity, and the addition of new content to games. We believe these measures are useful to investors for the same reasons. The key performance indicators may differ from similarly titled measures presented by other companies. For more information on our key performance indicators, please refer to the definitions below and the “Supplemental Data—playGAMES Key Performance Indicators” and “Supplemental Data—playAWARDS Key Performance Indicators”sections of this press release.
Average Daily Active Users (“Average DAU”): Daily Active Users ("DAU") is defined as the number of individuals who played a game on a particular day. For Tetris and our free-to-play social casino games, we track DAU by the player ID, which is assigned for each game installed by an individual. As such, an individual who plays two of these games on the same day is counted as two DAU while an individual who plays the same game on two different devices is counted as one DAU. For our Brainium suite of casual games, we track DAU by app instance ID, which is assigned to each installation of a game on a particular device. As such, an individual who plays two different Brainium games on the same day is counted as two DAU and an individual who plays the same Brainium game on two different devices is also counted as two DAU. The term "Average DAU" is defined as the average of the DAU, determined as described above, for each day during the period presented. We use DAU and Average DAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a daily basis.

Average Monthly Active Users (“Average MAU”): Monthly Active Users ("MAU") is defined as the number of individuals who played a game in a particular month. As with DAU, an individual who plays two different non-Brainium games in the same month is counted as two MAU while an individual who plays the same non-Brainium game on two different devices is counted as one MAU, and an individual who plays two different Brainium games on the same month is counted as two MAU while an individual who plays the same Brainium game on two different devices is also counted as two MAU. The term "Average MAU" is defined as the average of the MAU, determined as described above, for each calendar month during the period presented. We use MAU and Average MAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a monthly basis.
Because DAU and MAU are calculated at the game or app-instance level, they reflect engagement at the title level rather than unique individuals across our entire portfolio, and a single individual may be counted multiple times if they engage with multiple games. In addition, these metrics are derived from a combination of internal tracking systems and third-party platform data, which may be subject to technical limitations, data discrepancies, or changes in platform reporting methodologies.
Average Daily Paying Users (“Average DPU”): Daily Paying Users ("DPU") is defined as the number of individuals who made a purchase of virtual currency or digital items within a game during a particular day. As with DAU and MAU, we track DPU based on account activity. As such, an individual who makes a purchase in two different games in a particular day is counted as two DPU while an individual who makes purchases in the same game on two different devices is counted as one DPU. The term "Average DPU" is defined as the average of the DPU, determined as described above, for each day during the period presented. We use DPU and Average DPU to help us understand the size of our active player base that makes in-game purchases and to assess monetization trends within our active player base. Consistent with DAU and MAU, DPU is calculated at the game level and may reflect multiple purchases by a single individual across different titles.
Daily Payer Conversion: Daily Payer Conversion is defined as DPU as a percentage of DAU on a particular day. Daily Payer Conversion is also sometimes referred to as "Percentage of Paying Users" or "PPU". The term "Average Daily Payer Conversion" is defined as the Average DPU divided by Average DAU for a given period. We use Daily Payer Conversion and Average Daily Payer Conversion to help us understand the monetization of our active players.
Average Daily Revenue Per DAU (“ARPDAU”): ARPDAU is defined for a given period as the average daily revenue per Average DAU, and is calculated as game-related revenue and advertising revenue attributable to the applicable period, divided by the number of days in the period, divided by the Average DAU during the period. We use ARPDAU as a measure of overall monetization of our active players. ARPDAU may fluctuate based on changes in pricing, player mix, advertising demand, and promotional activity.
playAWARDS Platform Metrics
Available Rewards: Available Rewards is defined as the monthly average number of unique rewards available in our applications’ rewards stores. A reward appearing in more than one application’s reward store is counted only once. A reward is counted only once irrespective of the inventory available through that reward. For example, one reward for a free night in a hotel room with ten rooms available for such free night is counted as one reward. Available Rewards only include real-world partner rewards and exclude PLAYSTUDIOS digital rewards. We use Available Rewards as a measure of the value and potential impact of the program for an interested player. We use Available Rewards as one indicator of the breadth of our loyalty offering.
Purchases: Purchases is defined as the total number of rewards purchased for the period identified in which a player exchanges loyalty points for a reward. Purchases are net of refunds. Purchases only include purchases of real-world partner rewards and exclude any PLAYSTUDIOS digital rewards. Purchases are redeemed by the player directly with the rewards partner within the specified terms and conditions of the reward. The Company does not recognize revenue from Purchases, as players redeem loyalty points rather than making cash payments. We use Purchases as a measure of audience interest and engagement with our playAWARDS platform.
Retail Value of Purchases: Retail Value of Purchases is defined as the cumulative retail value of all rewards listed as Purchases for the period identified. The retail value of each reward listed as Purchases is the retail value as determined by the partner upon creation of the reward. In the case where the retail value of a reward adjusts depending on time of redemption, the average retail value is used. Retail Value of Purchases only include the retail value of real-world partner rewards and exclude the cost of any PLAYSTUDIOS branded merchandise. Retail values are based on partner-provided estimates and may not reflect actual transaction prices or redemption experience. Retail value also does not represent revenue recognized by the Company. We use Retail Value of Purchases to help us understand the real-world value of the rewards that are purchased by our players in a particular period.
Retail Value of Daily Rewards Inventory: Retail Value of Daily Rewards Inventory is defined as the cumulative retail value of all rewards listed as available for the period divided by the number days in the period. For rewards with unlimited inventory, the maximum of number of rewards used in the calculation is 50. The retail value of each reward listed as available is the retail value as specified by the rewards partner upon creation of the reward. Retail Value of Daily Rewards Inventory only includes the retail value of real-world partner rewards and excludes the cost of any PLAYSTUDIOS branded merchandise. We use Retail Value of Daily Rewards Inventory to help us understand the real-world value of the rewards within our playAWARDS platform.
Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, including Consolidated AEBITDA. These measures are intended to supplement, and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.
To provide investors with information in addition to results as determined by GAAP, the Company discloses Consolidated Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Consolidated AEBITDA”) as a non-GAAP measure that management believes provides useful information to investors. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income or any other operating performance measure calculated in accordance with GAAP.
We define Consolidated AEBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring and related costs (consisting primarily of severance and other restructuring related costs), stock-based compensation expense, and other income and expense items (including special infrequent items, foreign currency gains and losses, and other non-cash items). We also present Consolidated AEBITDA Margin, a non-GAAP measure, which we calculate as Consolidated AEBITDA as a percentage of net revenue.
We believe that the presentation of Consolidated AEBITDA provides useful information to investors regarding the Company’s results of operations because the measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Consolidated AEBITDA provides an indicator of performance that is not affected by fluctuations in certain costs or other items. Accordingly, management believes that this measure is useful for comparing general operating performance from period to period, and management relies on this measure for planning and forecasting of future periods. Additionally, this measure allows management to compare results with those of other companies that have different financing and capital structures. However, other companies may define Consolidated AEBITDA differently, and as a result, our measure of Consolidated AEBITDA may not be directly comparable to that of other companies. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Reconciliation of Net Loss to Consolidated AEBITDA” section of this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s strategy, market opportunities, cost savings initiatives, restructuring initiatives and anticipated benefits, margin improvement, growth initiatives, product launches, sweepstakes opportunities, regulatory developments (including developments relating to sweepstakes and promotional gaming), AI adoption, stock repurchases, and future operating performance. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, among others, changes in market conditions, competitive pressures, regulatory developments, platform policy changes, user acquisition challenges, product performance, consumer demand, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements except as required by law.
SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS

Investor Relations
ir@playstudios.com

PLAYSTUDIOS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Net revenue	$58,410	$62,709
Operating expenses:
Cost of revenue(1)	12,045	15,779
Selling and marketing	21,025	13,169
Research and development	14,724	13,674
General and administrative	9,436	11,861
Depreciation and amortization	9,833	9,632
Restructuring and related	4,652	1,335
Total operating costs and expenses	71,715	65,450
Loss from operations	(13,305)	(2,741)
Other income (expense), net:
Change in fair value of warrant liabilities	18	101
Change in fair value of contingent consideration	2,780	(325)
Interest income, net	722	906
Other loss, net	(281)	(473)
Total other income, net	3,239	209
Loss before income taxes	(10,066)	(2,532)
Income tax expense	(610)	(348)
Net loss	$(10,676)	$(2,880)

Net loss per share attributable to Class A and Class B common stockholders:
Basic	$(0.08)	$(0.02)
Diluted	$(0.08)	$(0.02)
Weighted average shares of common stock outstanding:
Basic	127,660	125,253
Diluted	127,660	125,253
(1)Amounts exclude depreciation and amortization.

PLAYSTUDIOS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except par value amounts)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$103,677	$104,935
Receivables, net	22,852	22,818
Prepaid expenses and other current assets	7,328	7,018
Total current assets	133,857	134,771
Property and equipment, net	12,434	13,426
Operating lease right-of-use assets	6,292	7,533
Intangible assets and internal-use software, net	71,643	76,430
Goodwill	52,222	52,222
Deferred income taxes	4,090	4,140
Other long-term assets	1,887	2,096
Total non-current assets	148,568	155,847
Total assets	$282,425	$290,618
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	11,104	7,808
Operating lease liabilities, current	3,685	3,656
Minimum guarantee liability, current	8,419	9,469
Contingent consideration, current	2,535	5,561
Accrued and other current liabilities	18,309	16,684
Total current liabilities	44,052	43,178
Operating lease liabilities, noncurrent	3,220	4,070
Minimum guarantee liability, noncurrent	12,000	12,000
Contingent consideration, noncurrent	2,993	2,747
Deferred income taxes	776	617
Other long-term liabilities	58	140
Total non-current liabilities	19,047	19,574
Total liabilities	$63,099	$62,752
Stockholders’ equity:
Preferred stock, $0.0001 par value (100,000 shares authorized, no shares issued and outstanding as of March 31, 2026 and December 31, 2025)	—	—
Class A common stock, $0.0001 par value (2,000,000 shares authorized, 133,596 and 131,823 shares issued, and 111,857 and 110,084 shares outstanding as of March 31, 2026 and December 31, 2025, respectively)	11	11
Class B common stock, $0.0001 par value (25,000 shares authorized, and 16,457 and 16,457 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively.	2	2
Additional paid-in capital	342,945	340,802
Accumulated deficit	(70,639)	(59,963)
Accumulated other comprehensive income	1,799	1,806
Treasury stock, at cost, 21,739 and 21,739 shares at March 31, 2026 and December 31, 2025, respectively	(54,792)	(54,792)
Total stockholders’ equity	219,326	227,866
Total liabilities and stockholders’ equity	$282,425	$290,618

PLAYSTUDIOS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:	3,718	3,300
Cash flows from investing activities:
Purchase of property and equipment	(66)	(118)
Additions to internal-use software	(4,006)	(3,461)
Other	(46)	(30)
Net cash used in investing activities	(4,118)	(3,609)
Cash flows from financing activities:
Proceeds from stock option exercises	—	122
Payments for tax withholding of stock-based compensation	(378)	(740)
Payment of minimum guarantee liabilities	(347)	(284)
Repurchases of treasury stock	—	(1,554)
Net cash used in financing activities	(725)	(2,456)
Foreign currency translation	(130)	84
Net change in cash, cash equivalents, and restricted cash	(1,255)	(2,681)
Cash, cash equivalents, and restricted cash at beginning of period	105,555	110,386
Cash, cash equivalents, and restricted cash at end of period	$104,300	$107,705

PLAYSTUDIOS, INC.
RECONCILIATION OF NET LOSS TO CONSOLIDATED AEBITDA
(Unaudited and in thousands, except percentages)
The following table sets forth the reconciliation of net loss and net loss margin to Consolidated AEBITDA and Consolidated AEBITDA Margin, respectively, which we calculate as Consolidated AEBITDA as a percentage of net revenue. Net loss and net loss margin are the most directly comparable GAAP measures.

	Three Months Ended March 31,
	2026	2025
Revenue	$58,410	$62,709

Net loss	$(10,676)	$(2,880)
Net loss margin	(18.3)%	(4.6)%
Adjustments:
Depreciation & amortization	9,833	9,632
Income tax expense	610	348
Stock-based compensation expense	2,384	4,258
Change in fair value of warrant liability	(18)	(101)
Change in fair value of contingent consideration	(2,780)	325
Restructuring and related(1)	4,652	1,335
Other, net(3)	(434)	(430)
Consolidated AEBITDA	3,571	12,487
Consolidated AEBITDA Margin	6.1%	19.9%

(1)Amounts reported during the three months ended March 31, 2026 and March 31, 2025 relate to internal reorganization costs, including severance-related costs, fees related to evaluating various merger and acquisition opportunities, and non-recurring legal costs.
(2)Amounts reported in “Other, net” include interest expense, interest income, gains/losses from equity investments, foreign currency gains/losses, and non-cash gains/losses on the disposal of assets.

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA - SEGMENT INFORMATION
(Unaudited and in thousands, except percentages)
The following table sets forth the financial data for our reportable segments:

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
	playGAMES	playAWARDS	Total	playGAMES	playAWARDS	Total
Net revenue
Virtual currency	$44,705	$543	$45,248	$50,692	$148	$50,840
Advertising	13,157	—	13,157	11,863	—	11,863
Other	—	5	5	—	6	6
	57,862	548	58,410	62,555	154	62,709
Segment expenses
Cost of sales	11,991	54	12,045	15,763	16	15,779
Payroll & related	10,011	1,488	11,499	9,175	1,567	10,742
User acquisition	16,693	—	16,693	10,157	—	10,157
Other	10,493	498	10,991	9,151	860	10,011
	49,188	2,040	51,228	44,246	2,443	46,689

Reportable segment AEBITDA	$8,674	$(1,492)	$7,182	$18,309	$(2,289)	$16,020

Other operating expense
Corporate and other			3,611			3,533
Restructuring expenses			4,652			1,335
Other reconciling items			7			3
Stock-based compensation			2,384			4,258
Special infrequent			—			—
Depreciation and amortization			9,833			9,632
			20,487			18,761
Non-operating income (expense)
Change in fair value of warrant liabilities			18			101
Interest income, net			722			906
Other expense			(281)			(473)
			3,239			209

Loss before income taxes			(10,066)			(2,532)
Income tax expense			(610)			(348)
Net loss			$(10,676)			$(2,880)

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA - NET REVENUE
(Unaudited and in thousands, except percentages)
The following tables summarizes the Company’s virtual currency revenue disaggregated by type and by platform:

	Three Months Ended March 31,
	2026	2025	Change	% Change
Net revenue
Virtual currency	$45,248	$50,840	$(5,592)	(11.0)%
Advertising	13,157	11,863	1,294	10.9%
Other revenue	5	6	(1)	(16.7)%
Total net revenue	$58,410	$62,709	(4,299)	(6.9%)

Virtual currency revenue
Third party platforms	$32,845	$45,870	(13,025)	(28.4)%
Direct-to-consumer (DTC) platforms	12,403	4,970	7,433	149.6%
Total virtual currency revenue	$45,248	$50,840	(5,592)	(11.0)%

DTC revenue as a percentage of virtual currency revenue	27.4%	9.8%	17.6%	179.6%

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – PLAYGAMES KEY PERFORMANCE INDICATORS
(Unaudited and in thousands, except percentages and ARPDAU)

	Three Months Ended March 31,
	2026	2025	Change		% Change
Average DAU	2,094	2,632	(538)		(20.4)%
Average MAU	9,418	11,422	(2,004)		(17.5)%
Average DPU	21	21	—		—%
Average Daily Payer Conversion	1.0%	0.8%	0.2	pp	25.0%
ARPDAU (in dollars)	$0.31	$0.26	$0.05		19.2%
pp = percentage points

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – PLAYAWARDS KEY PERFORMANCE INDICATORS
(Unaudited and in thousands, except percentages and Available Rewards)

	Three Months Ended March 31,
	2026	2025	Change	% Change
Available Rewards (in units)	327	367	(40)	(10.9)%
Purchases (in units)	169	281	(112)	(39.8)%
Retail Value of Purchases	$14,827	$16,984	$(2,157)	(12.7)%
Retail Value of Daily Rewards Inventory	$2,173	$2,005	$168	8.4%